SUMMARY REPORT

ON THE

TERRA GOLD PROJECT,

McGRATH DISTRICT,

ALASKA

February 1, 2008

Prepared by:

Paul Klipfel Ph.D.  CPG # 10821

Gary Giroux  P. Eng.  M.Sc.

Consulting Economic Geologist

Geological Engineer

Mineral Resource Services Inc.

Giroux Consulting Ltd.

4889 Sierra Pine Dr.

1215-675 W. Hastings St

Reno, NV 89509

Vancouver, B.C. V6B 1N2

775 742-2237

604 684-0899

For:

International Tower Hill Mines Inc.

TABLE OF CONTENTS

Section

1.0

SUMMARY

2.0

INTRODUCTION AND TERMS OF REFERENCE

2.1

Introduction

2.2

Terms of Reference

2.3

Purpose of Report

2.4

Sources of Information

2.5

Field Examination

3.0

RELIANCE ON OTHER EXPERTS

4.0

PROPERTY DESCRIPTION AND LOCATION

4.1

Area and Location

4.2

Claims and Agreements

4.3

Environmental Liability

4.4

Permits

5.0

ACCESS, CLIMATE, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1

Access

5.2

Climate

5.3

Local Resources

5.4

Infrastructure and Physiography

6.0

HISTORY

7.0

GEOLOGICAL SETTING

7.1

Regional Geology

7.2

Local Geology

8.0

DEPOSIT TYPES

9.0

MINERALIZATION

10.0

EXPLORATION

10.1

Past Exploration

10.2

Current Exploration

11.0

DRILLING

11.1

Past Drilling

11.2

Current Drilling

12.0

SAMPLING METHOD AND APPROACH

12.1

Past Sampling

12.2

Current Sampling

13.0

SAMPLE PREPARATION, ANALYSES AND SECURITY

13.1

Past Procedures

13.2

Current Procedures

14.0

DATA VERIFICATION

15.0

ADJACENT PROPERTIES

16.0

MINERAL PROCESSING AND METALLURGICAL TESTING

17.0

MINERAL RESOURCE ESTIMATE

17.1

Introduction

17.2

Resource Estimation Procedures

17.2.1

Modeling

17.2.2

Variography

17.2.3

Buld Density

17.2.4

Block Model

17.3

Reserve Statement

17.4

Mineral Resource Classification

18.0

OTHER RELEVANT DATA AND INFORMATION

19.0

INTERPRETATION AND CONCLUSIONS

20.0

RECOMMENDATIONS

20.1

Recommended Exploration Program

20.2

Budget for 2006-2007

21.0

REFERENCES

22.0

ILLUSTRATIONS

23.0

CERTIFICATE AND CONSENT OF AUTHORS

LIST OF FIGURES

Figure

Figure 1

Location map showing the location of the Terra project.

Figure 2

Location map showing the outline of the Terra claim block.

Figure 3

Digital elevation model of the Terra region showing the project land position, the Porterfield claims, and prospects.

Figure 4

Photos of the Terra Project setting.

Figure 5

Terrane map showing the location of Alaskan geologic terranes including the Kahiltna Terrane.

Figure 6

Regional geology of the Terra region showing the Kahiltna terrane,

and Hartman and Tired Pup plutonic suites.

Figure 7

Local geology and location map showing vein locations and principle rock types.

Figure 8

Photos of geologic features of the Terra Property.

Figure 9

Correlation coefficient matrix diagrams for banded quartz, mottled quartz, and quartz-only veins.

Figure 10

Geochemical sample data for Au, Ag, As, and Cu show broad

anomalous values.

Figure 11

Geologic map of the Ben’s Vein area showing the location of high-

grade, banded and mottled quartz veins, vein samples, and projection of drill holes.

Figure 12

Cross sections showing drill holes and intercepts of Ben’s Veins and adjacent mineralization.

Figure 13

Long section looking east in the plane of Ben’s Vein showing contoured grade-thickness product.

Figure 14

Subsurface view looking upwards and to the northeast at the

modeled 3D solid for Ben’s Vein.

Figure 15

Subsurface view looking upwards and to the northeast at the

1.0 g/t Au shell.

LIST OF TABLES

Table

Table 1

Significant drill intercepts 2005 AGA Drilling.

Table 2

Important Au-bearing intercepts in 2006-2007 drilling.

Table 3

Check samples collected by the first author.

Table 4

Statistics for gold and silver assays.

Table 5

Statistics for capped gold and silver assays in 3 g/t  composites.

Table 6

Statistics for gold and silver assays in 1m composites.

Table 7

Summary of semivariogram parameters.

Table 8

Summary of specific gravity determinations.

Table 9

Summary of kriging parameters.

Table 10

Inferred resource within Ben’s Vein.

Table 11

Inferred resource within 1.0 g/t Au shell.

LIST OF APPENDICES

Appendix 1

Claim Information

Appendix 2

List of drill holes provided for resource estimation

Appendix 3

Semivariograms

1.0

Summary

The Terra property is located approximately 212 km west-northwest of Anchorage along the southwest portion of the Alaska Range in the McGrath mining district.  The property is centered on a series of gold-bearing bonanza quartz veins.

The Terra Property is currently being explored by International Tower Hill Mines Inc (ITH) under an option earn-in joint venture with Anglo Gold Ashanti (U.S.) Exploration Inc. (AGA) and through a lease agreement between AGA and Mr. Ben Porterfield.  ITH has earned its 60% interest in the property from AGA by incurring aggregate exploration expenditures of US$ 3.0 million.

Veins occur primarily in a ±150m wide, subvertical diorite ‘dike’ that is interpreted to be part of the Hartman intrusive suite.  The dike intrudes Jurassic to Cretaceous Kahiltna Terrane sedimentary rocks consisting of shale, phyllite, siltstone, and minor conglomerate and carbonate.  The sedimentary host rocks have undergone multiple stages of deformation prior to intrusion, with the principle deformation being a fold-thrust style.  The host intrusive rocks are late Cretaceous age (~70 m.y.) diorite to quartz monzonite.  This intrusive age and composition is the same as that for other intrusive-related gold deposits in western Alaska.

Reconnaissance sampling and mapping in 2004 and 2005 identified three other areas on the property with anomalous gold in rock, soil, and stream sediment samples.  At least one of these areas consists of more bonanza veins and includes discovery of the Ice Vein.

AGA drilled 12 diamond core holes in 2005 to test the subsurface continuity of outcropping veins.  In two zones, drill holes intersected high grade veins and numerous gold-bearing smaller veins.  In the third zone, no veins were intersected indicating that fold and/or fault controls exist that need to be resolved.  Samples of vein material from outcrop and drill core contain up to several hundred g/t gold (the highest being 960 g/t) although most samples contain more modest values.

In 2006 and 2007, ITH drilled a further 20 diamond core holes to test known veins, particularly the Ben Vein which is currently the best mineralized and most extensive vein known on the property.

Data from these drill holes has been used for an initial resource evaluation.   The drill-tested portion of the Ben Vein shows the vein open to the north and at depth.  The vein appears to pinch out to the south.  An initial resource estimate of mineralization in the Ben Vein indicates the presence of an Inferred Resource on the order of 168,000 ounces of gold plus 318,000 ounces of silver in 428,000 tons grading 12.2 g/t Au and 23.1 g/t Ag at a 5 g/t Au cutoff.  This estimate does not include evaluation of mineralization in adjacent veins, some of which also contain significant high grade mineralization.  Nor does it include mineralization inferred to occur, but untested, to the north and at depth.

At this early stage of exploration, outcropping veins and drill hole intercepts indicate that the veins can be continuous for >350m along strike and >250m down dip.  More drilling is required to assess further continuity.  Lesser veins also appear to form vein zones.  These veins are banded and exhibit relict open-space-fill dog-tooth textures.  Various types of quartz exhibit a diffuse texture suggesting that there has been minor recrystallization.  Veins are interpreted to have formed in the transition between mesothermal and epithermal settings.

ITH is currently seeking a partner who will help finance the continued exploration at Terra with the hope of beginning an underground exploration program in the near future.

2.0

Introduction and Terms of Reference

2.1

Introduction

Mineral Resource Services Inc. (MRS) and Giroux Consultants Ltd. (GCL) have been requested by International Tower Hill Mines Incorporated (ITH) to provide them with a new technical report on the Terra gold project in the Hartman mining district of south central Alaska. This report updates a previous similar report dated July 5, 2006 and incorporates exploration work performed in the latter half of 2006 and in 2007 along with a resource evaluation on the Ben Vein.  The resource evaluation portion of this report has been prepared by Giroux Consultants Ltd.

Information used in this report has been provided to MRS and GCL by ITH in December 2007 as well as original information provided by ITH and Anglo Gold Ashanti (U.S.) Exploration Inc. (AGA) in 2006.  This report also includes personal observations made by Paul Klipfel in the course of a field visit, and on general geologic information available to the public through peer review journals, publications by the U.S. Geological Survey, and agencies of the State of Alaska.

2.2

Terms of Reference

Dr. Paul Klipfel of Mineral Resource Services Inc., of Reno, Nevada, and Mr Gary Giroux of Giroux Consultants Ltd, of Vancouver B.C. were commissioned by ITH to prepare the following report for submission to the Toronto Stock Exchange (TSX) in support of  a resource estimate.  Dr. Klipfel and Mr. Giroux are independent consultants and are both Qualified Persons (QP) for the purposes of this report.

2.3

Purpose of Report

The purpose of this report is to provide an independent evaluation of the Terra project, the exploration and discovery potential in that area, past exploration, its relevance and adequacy to assess the mineralization potential of the area, and provide recommendations for future work.  This report conforms to the guidelines set out by the Canadian National Instrument 43-101.

2.4

Sources of Information

Information for this report was provided to the authors by ITH and consists of data generated by ongoing exploration by ITH and initial data from 2004 to 2006 which was provided to ITH by AGA.  In addition, the author spent one day on the site in 2006 reviewing core, examining outcrop, viewing the area from the air, and discussing the project with the on-site geological staff.  Since then, Dr. Klipfel has conducted petrographic evaluations of numerous samples and reviewed data with ITH geologic staff.  Mr. Giroux has not visited the property.

2.5

Field Examination

The author of this report visited the property on Wednesday, June 14, 2006 to examine the site with Mr Jeff Pontius, President of ITH and former Exploration Manager North America for AGA.  The field visit included review of the physiographic, geologic and tectonic setting of the property, drill hole collar locations, as well as detailed examination of outcrop and sampling of the key veins.  Drill core was examined on site and at the core storage facility in Fairbanks, Alaska on Friday, June 16, 2006.

3.0

Reliance on Other Experts

In the preparation of this report, the authors have relied upon public and private information provided by ITH and AGA regarding the property.  It is assumed and believed that the information provided and relied upon for preparation of this report is accurate and that interpretations and opinions expressed in them are reasonable.

The authors have not reviewed the location of claim boundaries or identification posts nor collected duplicate samples of core material.  Four samples of vein material were collected in the field and are described later in this report.

4.0

Property Description and Location

4.1

Area and Location

The Terra project is located approximately 212 km west-northwest of Anchorage in the western portion of the Alaska Range at approximately 61o47’N, 153o41’W (Figure 1).  The property is situated in the McGrath mining district and consists of 194 contiguous State of Alaska mining claims of which 172 are held by AGA.  Twenty two new claims have been added by ITH.  These claims surround five other State of Alaska mining claims known as Fish Creek 1-5 held by Mr. Ben Porterfield with whom AGA has a lease agreement described below (Figure 2).  Collectively, the 177 claims cover approximately 28,320 acres (11,441 ha).

The key area of interest consists of a series of northwest-trending, gold-bearing veins along the west center portion of the claim block (Figures 2 and 3).

4.2

Claims and Agreements

The Terra Property is currently being explored by ITH under an option earn-in joint venture with AGA and through a lease agreement between AGA and Mr. Ben Porterfield.  ITH has the right to earn a 60% interest in the property by incurring aggregate exploration expenditures of USD 3.0 million within four years.  This commitment was met in August, 2007.  AGA was notified, as they have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further US$ 4.0 million in exploration expenditures over a further two years.  AGA has indicated that they will not be participating in funding of exploration in 2008.  AGA will be required to contribute its pro rata share of further expenditures or be diluted. A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.

The lease agreement between AGA and Mr Ben Porterfield stipulates a 3% NSR when the price of gold is ≤ US$450/ounce and 4% NSR for gold when it is at a price >US$450/ounce.  1% of the NSR right is purchasable for US$1.0 million and an additional 1% purchasable for US$3.0 million.  Annual minimum payments to the Lessor begin at US$25,000 and increase by US$25,000 each year (with a cap of US$125,000).

Claims have been staked using GPS positioning for placement of corner stakes.  The claims have not been surveyed but are defined according to their Township and Range (MRTS) location rather than claim post location.

4.3

Environmental Requirements

Project activities are required to operate within all normal Federal, State, and local environmental rules and regulations.  This includes proper and environmentally conscientious protection of operational areas against spills, capture and disposal of any hazardous materials including aviation fuel, etc., reclamation of disturbed ground, and removal of all refuse.

Total disturbance associated with this project will be minimal due to the steep terrain and use of helicopter-accessed, timbered platforms for drill sites.  Drill sites will be reclaimed after completion of exploration. Camp-related disturbance is minimal and restricted to the un-vegetated gravel fan of the tributary stream.  The site will be reclaimed at project completion.

There are no known existing environmental liabilities.

4.4

Permits

Operations which cause surface disturbance such as drilling are subject to approval and receipt of a permit from the Department of Natural Resources.  ITH conducts exploration under Alaska Department of Natural Resources permit #53001 which is currently in good standing, covers all planned operations, and is valid through 2009.  An Annual Reclamation Statement for the 2007 Terra drilling operations was submitted on January 11, 2008.

There are no known issues concerning water beyond normal operational obligations.  These fall under operating permits issued by the Office of Habitat Management and Permitting (OHMP).  The camp water supply is serviceable as permitted by the Alaska Department of Health.

There are no known native rights issues concerning the project area.

5.0

Access, Climate, Local Resources, Infrastructure and Physiography

5.1

Access

The Terra project is located in the mountainous headwaters of the Hartman River in the Alaska Range, south-central Alaska.  The property lies approximately 212 km west-northwest of Anchorage (Figures 1 and 4) and is accessible via helicopter or fixed-wing aircraft.  A ~600 m gravel airstrip on-site allows access for light aircraft.  The steep topography of the area requires use of helicopters for daily access to mapping locations and drill sites (Figure 4).

5.2

Climate

The climate in this part of the Alaska Range varies from mild and temperate in the summer to cold and inclement in the winter.  Rain and occasional snow can occur in the summer months.  Winter snow accumulations generally melt sufficiently by late May to early June to allow summer field work to begin then.  The field season is from late May through late September or early October.

5.3

Local Resources

The project is serviced from Anchorage, Alaska’s largest city (population 260,000).  Helicopters and fixed wing aircraft are plentiful in this area.  All supplies necessary for the project can be obtained in Anchorage and are then flown to the project camp.

The camp currently consists of facilities, quarters, and work space for approximately 25 people.

5.4

Infrastructure and Physiography

The project is situated in a rugged mountainous area with steep glaciated slopes (Figure 4).  The camp lies in the main glacial valley of Fish Creek at an elevation of approximately 2700 feet (~800m).  Areas under investigation lie at various elevations with the host ridge rising to approximately 5200 feet (1575 m).  Other mountains in the vicinity rise to heights between 6000 and 8000 feet (1800-2424m).  The highest mountain in the region is Mt. Hesperus, elevation 9828 feet (2978m), approximately 12 miles west of the project area.

The area is drained towards the north and northeast by Fish Creek, a tributary of the Hartman River.  Fish Creek is fed by glacial melt water with the terminus of a retreating unnamed glacier lying 1.25 mile upstream from the project camp.

Vegetation is sparse, consisting of minor willow and alder shrubs in the main valley, and alpine grasses, moss, and lichen that thrive on the steep rocky slopes.  Wildlife in the area includes Dall sheep, bears, and smaller animals.  None were seen in the course of the site visit.

6.0

History

Early geologic investigations of the Terra region include work by Brooks (1911), Capps (1935), and Reed and Lanphere (1969, 1972, 1973).  The latter work reported gold anomalies in stream sediments from the upper drainages of the Hartman River.  In the mid to late 1980’s, Cominco and Anaconda began mineral exploration to the east and north, respectively.  The U.S.Geological Survey conducted a regional stream sediment sampling program in 1988 and 1989 (Allen 1990) which revealed several gold anomalies in the Fish Creek drainage on the Terra project site.

In 1997, Kennecott Exploration began reconnaissance sampling around Cretaceous intrusions in the region and among other areas, focused their work in the Hartman-Fish Creek drainages.  In 1998, visible gold was discovered in outcropping veins at Terra.  Kennecott staked claims over the veins, but with industry-wide “rationalizations” in 1999 and 2000, Kennecott abandoned exploration in the Fish Creek area.  At the request of Mr. B. Porterfield (formerly a Kennecott geologist), Kennecott transferred their claims to him in 2000.

AGA reviewed the project initially in 2001 and again in 2004.  At that time, AGA optioned the Porterfield claims, staked ~6000 hectares of additional claims, and completed an initial soil and rock prospecting survey.  In 2005, AGA collected local and regional reconnaissance soil, rock, and stream sediment samples, and drilled 12 diamond drill holes totaling 1560 meters in the main area of the Terra vein zone.  Of these, 10 holes intersected vein zones of gold mineralization in excess of 8 g/t and 5 intersected intervals in excess of 20 g/t Au.  These vein intercepts can be correlated with surface exposures of veins.

During the 2004 and 2005 field seasons, 1108 soil, rock, and stream sediment samples were collected in the Terra region.  Three new areas with anomalous gold were discovered.  These include: South Terra, North Fish Creek, and Breese’s.  These areas are described later in sections 7, 9, and 10.

During the 2006 and 2007 field seasons, ITH successfully drilled 18 diamond core holes totaling 3518m (644m in 2006 and 2874m in 2007).  Two further holes were initiated, but abandoned due to drilling problems.  Down-hole and surface structural measurements were collected to aid with understanding the vein architecture.  The data from these holes was used for a resource estimation prepared by Mr Gary Giroux of GCL.

7.0

Geological Setting

7.1

Regional Geologic Setting

The Terra property lies within an extensive belt of Jurassic to Cretaceous sedimentary rocks (Jones et. al 1984) known as the Kahiltna Terrane (Figure 5).  These rocks consist of phyllite, shale, phyllite, greywacke, and siltstone, along with minor conglomerate, chert, carbonate and tuff.  This suite of rocks is believed to have been deposited within a basin that existed along the southern margin of Alaska.  During Cretaceous time, the exotic Wrangellia Terrane was accreted to continental Alaska pinching the basin between the continent and the accreting terrane.  In addition, during this same period, many of Alaska’s terranes began undergoing a period of counterclockwise rotation as part of the development of the dextral Denali and Tintina Fault systems, to form the present-day broad physiographic arc of central and southern Alaska (Plafker and Berg, 1994, Goldfarb, 1997).  Kahiltna Terrane sedimentary rocks have undergone fold-thrust deformation as a result of both accretion and rotation.

In mid to late Cretaceous time (~70m.y.) and again in the early Tertiary (~40m.y.), rocks of the Kahiltna and other terranes were intruded by granitic plutons, stocks, dikes and sills with a range of compositions (Figure 6 and 7).  In the vicinity of the Terra property, these intrusions form the Hartman plutonic sequence (quartz-monzonite to diorite) and the younger Tired Pup pluton (quartz monzonite to granite) (Reed and Lanphere, 1973).  Elsewhere in Alaska, granitic rocks of this age are noted for their associated gold mineralization (McCoy, et al., 1997).

The structural history of this region is poorly understood but is dominated by fold-thrust deformation that produced northwestward directed (southeast-dipping) thrust and fold structures (Figure 4).  There is also evidence of southeast-verging structures possibly representing an overprinted fold-thrust stage of deformation.  Northeast-trending topographic features such as the Fish Creek valley are likely to be the site of faults related to the dextral Denali Fault system (Figure 5).

7.2

Local Geology

The principal veins of the Terra property are situated on the west flank of a north-south trending ridge composed primarily of carbonaceous shale and phyllite (Figure 7).  Based on initial mapping, beds dip mainly to the southeast, consistent with the regional structural trend.  Local deviations from this orientation indicate fold and fault patterns which, at this early stage of work, are unresolved.  The face of the high ridge across the valley to the west reveals a large truncated recumbent fold typical of large-scale fold thrust deformation.  Similar features may exist in the area of the Terra veins.

Diorite of the Hartman suite forms a north-south, steeply east-dipping ‘dike’ on the order of 150m thick and approximately 1.8 km long (Figure 6 and 7).  This dike hosts the majority of the known gold-bearing quartz veins on the Terra property.  To the south, at South Terra, a larger stock is also oriented in a north-south direction and may connect in the subsurface with the dike.  Elsewhere on the property, similar intrusive units appear to follow thrust faults indicating that they were emplaced during or after thrust deformation (Figure 7).  The alkalic to calc-alkaline, I-type composition of these intrusive bodies indicate they originated from a deep magmatic source, presumably mantle sourced rocks and possibly above a subduction zone.  This type of intrusive is known in Alaska for its association with gold mineralization.

Vein mineralization at Terra occurs as steeply to shallow dipping banded quartz veins within the diorite and the immediately surrounding phyllite.  The occurrence of veins within the diorite and generally not in the phyllite is probably due to brittle fracturing of the intrusive host rocks as opposed to more plastic deformation of the surrounding phyllite.

To the east, an impressive breccia zone (Breese’s Zone) consists of boulder size breccia fragments in a matrix of fine rock material and brown carbonate (Figure 8).  This is apparently a tectonic breccia along a failed fold-thrust zone with in-fill of possible igneous material and hydrothermal carbonate.  Some of the float at the base of the cliff where this feature is exposed is mineralized.

On the north side of Fish Creek Valley, anomalous gold has been identified in surface geochemical samples of sparse, narrow quartz veins.

8.0 Deposit Types

The veins at Terra exhibit relict cockade and laminated textures typical of formation in open-spaced sites (Figure 8).  This is typically a characteristic of shallow epithermal veins although some mesothermal veins can exhibit this texture also.  Apparent partial recrystallization has rendered these textures diffuse suggesting that these veins formed at moderate to shallow depths within the transition zone between mesothermal and epithermal depths (e.g. ~2-4 km).

The observation that most of the vein material of significance occurs within diorite stocks and dikes, indicates that the dikes behaved brittley, yet the surrounding shale/phyllite country rock behaved plastically and was unable to maintain open space for vein formation.  This set of conditions is consistent with the depth interpretation based on textures.

Regardless of depth considerations, the gold values in these veins distinguish them as part of a high-grade bonanza-type vein system.  They can occur as isolated veins or zones of numerous sheeted veins and can host gold over significant vertical intervals the full extent of which has yet to be defined at Terra.

9.0 Mineralization

Mineralization at Terra consists of high-grade, 0.1 to ~1 meter wide, multi-stage, banded quartz veins that contain visible gold (Figure 8).  Surface samples contain local very high grade (>3 opt Au) gold.  These veins occur mostly within north-south to north-northeast trending diorite intrusive bodies and locally within the surrounding phyllite country rock.  Veins within the diorite mostly trend northwest and generally dip steeply to the west, although portions of the Fish Creek vein strike northeast and dip shallowly.

Currently known outcropping veins occur in six zones, Ben zone, EH zone, SD zone, Fish Creek zone, Fish Face zone, and Ice zone. Veins in each zone can only be traced for distances of 30-50 meters before being covered by talus.  The Ben Vein has been drill tested along approximately 350 m of strike length and to a depth of 250m.  Other veins, except EH, have been drill tested with fewer drill holes, and show subsurface continuity up to 100 meters along strike and 250 meters down dip.

The veins consist of multi-stage, episodic zones of different types of quartz.  These can be breccia quartz, milky quartz, zones of alternating dark and light quartz bands, and bands of open-space-filled dog-tooth quartz.  Sulfide and carbonate accompany some of these quartz zones.  Visible gold occurs in several of the different types of quartz.  Although each of the vein groups exhibits similar quartz vein characteristics, the individual episodes of quartz introduction that produced, say breccia or banded veins are not correlative among the veins.  Much of the quartz exhibits a diffuse appearance indicating the veins have undergone partial recrystallization, a characteristic confirmed in petrographic examination of the veins.  Gold occurs in different zones, but is most commonly along margins of individual quartz stages particularly where there is dog-tooth quartz ± sulfide (Figure 8).  Some banding in veins appears to be due to inclusion of wall rock material.

Carbonate accompanies several of the quartz stages.  In addition, late-stage carbonate veinlets crosscut quartz veins and form local veinlet webworks in wall rocks surrounding veins.  These veins are unrelated to mineralization.

The banding in Terra veins is like that in many low sulfidation type deposits, but also exhibit characteristics of mesothermal veins (Figure 8).  In addition to native gold, other minerals identified in the veins include arsenopyrite, pyrite, stibnite, pyrrhotite, sphalerite, and chalcopyrite as well as traces of Sb-Pb-Cu sulfosalts.

Alteration appears weak visually, but in thin section, pervasive carbonate alteration is evident (AGA in-house memorandum).  Alteration envelopes around veins are minimal but show a gradation from silica-rich near the veins to sericite-rich further away.  The selvages may also contain up to 10% pyrite and arsenopyrite.  However, where present, they rarely extend more than 10 cm from the veins.

Using the available geochemical assays from drill core, gold shows a strong correlation with Ag and As.  This confirms the visual observation that gold occurs most prevalently with arsenopyrite (Figure 9).

Anomalous gold in a single float sample at Breese’s appears to be associated with flooding of a tectonic and/or intrusive breccia by carbonate-rich fluids.  This is an unusual style of mineralization and would be interesting to evaluate further, but is impractical to do so as it is exposed high in a cliff face.  Extensive prospecting and sampling in 2006 failed to identify significant mineralization in this area.

Geochemical anomalies in the South Terra area resulted in identification of Ice Vein.  Elsewhere in the region, and to the northeast, others are currently exploring for gold and Au-Cu porphyry style mineralization.

10.0

Exploration

10.1

Past Exploration

During the 2004 and 2005 field season, AGA collected 271 soil, 441 rock, and 63 stream sediment samples, conducted reconnaissance mapping, a structural evaluation, and drilled 1560 meters of HQ diamond drill core in 12 holes from 5 drill pads.  In the area of the Terra veins, rock and soil samples define areas around and downslope from known veins indicating that these veins produce traceable anomalies (Figure 10).  Of the 271 soil samples, 15% contain more than 1 g/t Au.  And the highest value is 17.55 g/t Au.  This information has been used by ITH to prospect the areas with anomalous geochemical samples for possible additional veins.

Rock chip samples of Terra vein outcrops contain high-grade (>1 opt Au) to very high grade (>3 opt Au) gold.  For example, of the 441 rock samples collected, 42 contain more than 10 g/t Au, 22 contain more than 100 g/t Au and the highest grade sample contains 619 g/t Au.

Reconnaissance rock, soil, and stream sediment sampling throughout the property identified three other areas with gold mineralization; South Terra, Breese’s, and North Fish Creek.  At South Terra, follow-up work identified the Ice vein zone.

At Breese’s, a single 5 g/t Au sample was collected from talus of breccia with igneous and/or carbonate matrix.  The nature and extent of this mineralization was not clear in 2005 from the scattered float samples investigated at the base of the cliff below the exposure. At that time, this breccia and its apparent mineralization was attractive as a target.

Anomalous rock samples of vein material along ridge lines in the North Fish Creek area indicate that gold mineralization occurs to the north of Fish Creek.  Investigation of this area has not revealed veins of interest to ITH.

10.2

Current Exploration

During the summer field seasons of 2006 and 2007, ITH collected 147 rock samples, drilled 18 diamond core holes, and conducted reconnaissance and local detailed geological mapping (Figure 7), along with collection of structural data.  Objectives of this program included mapping known veins, locating new veins, understanding the structural architecture of the sedimentary rocks, the host diorite, and vein geometry.  In 2007, field work was primarily in support of drilling (establishing pads, logistics, and processing core).

In late 2007, ITH completed an initial resource estimate which is discussed further in Section 17.

11.0

Drilling

11.1

Past Drilling

Drilling by AGA in 2005 prior to ITH acquisition of the property consists of 1560 m of HQ diamond drill core in 12 holes drilled to test the strike and dip continuity of mineralization from outcropping veins.  Mineralized veins were intersected at the Fish Creek and Ben zones.   These holes intersected the veins at depth and along strike confirming the strike and dip extent of the principle vein and continuity of gold mineralization.  Other smaller veins with gold mineralization were also intersected.  Drill holes in the SD zone surprisingly did not intersect veins indicating the existence of fault complexities which need to be resolved.  Highlights of this drill program are tabulated in Table 1.

The drilling was conducted by Layne Christiansen Company and was done using a CS1000 core drill.

TABLE 1

Significant Drill Intercepts – 2005 AGA Drilling

Hole ID	Depth (m)	From (m)	To (m)	Width (m)	Grade (g/t)	Comment*
TR-05-01	90.8	7.47	8.53	1.06	136.79	Ben Vein
		31.09	31.7	0.61	1.11
		40.23	41.15	0.92	2.95
TR-05-02	50.6	12.04	13.87	1.83	4.66	Ben Vein
		20.42	20.73	0.31	13.9
		21.49	21.95	0.46	2.66
TR-05-03	52.7	31.85	32.67	0.82	21.88	Ben Vein
		47.55	49.07	1.52	1.65
TR-05-04	144.5	65.23	66.75	1.52	1.2	Ben Vein
		73.76	74.37	0.61	2.56
		76.2	77.42	1.22	2.85
		110.34	111.25	0.91	10.06
		114.3	114.67	0.37	5.53
TR-05-07	203.9	61.42	61.72	0.3	128.5	Fish Creek
		86.72	87.6	0.88	4.09
		105.61	106.01	0.4	16.95
		120.49	121.25	0.76	11.15
		148.74	149.66	0.92	6.93
		162.31	163.22	0.91	17.49
TR-05-08	200.9	34.29	34.75	0.46	74.1	Fish Creek
		65.07	66.14	1.07	1.02
		86.56	87.17	0.61	2.4
		96	99.36	3.36	13.06
		103.78	104.15	0.37	37.7
		114.3	115.5	1.22	7.83
		118.6	119.3	0.7	8.4
TR-05-09	152.4	16.76	17.07	0.31	7.07	Fish Creek
		27.58	28.35	0.77	1.9
		35.75	40.39	4.64	13.45
		44.2	47.67	3.47	1.6
		49.07	52.12	3.05	2.18
		89.61	90.22	0.61	4.42
		91.74	94.49	2.75	2.24
		117.7	120.4	2.75	2.84
		149.8	151	1.22	7.3
TR05-10	140.8	30.48	31.09	0.61	4.79	Fish Creek
		42.06	43.59	1.53	5.12
		48.92	49.23	0.31	2.56
		102.7	103.8	1.03	2.7
		111.9	112.3	0.46	3.36
		122.5	124.1	1.52	2.59
		131.1	131.4	0.31	8.98
TR05-11	128	33.07	33.53	0.46	5.71	Ben Vein
		48.98	49.9	0.92	1.79
		90.53	91.44	0.91	9.71
		105.8	111	5.18	9.83
TR05-12	199.3	47.12	47.7	0.58	2.61	Ben Vein
		102.9	104.1	1.22	4.41
		121.6	121.9	0.3	1.75
		190.2	193.2	3.04	8.6
		195.6	196.2	0.64	1.62

  Note: values in magenta = assays > 1.0 opt Au; red = 15 g/t - 1 opt; blue = 8 – 15 g/t

  * The vein names listed in this table indicate the targeted vein zone, not a particular intercept interpreted to be that specific vein as is shown in Table 2.

11.2

ITH Drilling

ITH undertook drilling in 2006 and 2007 with the aim of testing mineralized vein zones along strike and down dip.  A total of 3617m in 18 HQ diamond drill core holes were completed.  An additional 2 diamond drill holes were started, but abandoned in the overburden due to drilling problems.  Most of the drill holes tested the Ben Vein down dip to 350 m below the outcrop exposure and along 350m of strike.  Highlights of the 2006 and 2007 drill program are shown in Table 2.

Results from the 2006-2007 drilling show geologic continuity of Ben’s vein and indicate mineralization occurs at variable concentrations throughout the vein.  Drill intercepts also include numerous intervals of high grade gold (Figures 11 and 12).  All drill holes that intersected Ben’s Vein intersected multiple intervals of mineralization in addition to the Ben Vein, some of which are also high grade (e.g. 07-26, 78.74-78.94m@ 72.3 g/t Au).  The lateral and dip continuity of these veins is not clear at this stage, but indicates that there is the potential for vein-hosted gold mineralization in 0.x to 1.x m wide veins over greater widths than the individual veins that were targeted by the drilling.

A grade-thickness plot of Ben’s Vein shows 30g-m over an area in excess of 100m along strike and 250 m deep (Figure 13).  The grade-thickness contours suggest that mineralization occurs in steeply north-plunging chutes.  Drilling appears to have closed off Ben’s Vein mineralization to the south, but the system remains open to the north and at depth.

TABLE 2

Important Au-bearing Intercepts in 2006-2007 Drilling

Intercepts of Ben’s Vein specifically are highlighted in red.

Numerous other mineralized intervals are also present.

Hole ID	Depth (m)	From (m)	To (m)	Width (m)	Grade (g/t)	Comments
TR-06-16	360.43	80.31	80.71	0.40	15.30
		89.92	90.22	0.30	3.68
		119.42	121.62	2.20	7.12	Ben Vein
		171.24	171.45	0.21	4.99
		172.21	172.85	0.64	3.34
		324.61	326.60	1.99	13.90

TR-06-17	283.16	40.23	40.69	0.46	5.62
		98.66	99.06	0.40	2.14
		128.69	132.89	4.20	22.24	Ben Vein

TR-07-18	312.12	69.23	69.60	0.37	8.96
		121.06	121.61	0.55	3.16
		125.00	125.40	0.40	14.95
		147.90	149.01	1.11	4.47	Ben Vein
		205.45	205.75	0.30	3.57
		290.62	292.20	1.58	3.77

TR-07-19	1299.2	67.45	67.74	0.29	3.41
		144.53	144.83	0.30	5.14	Ben Vein
		147.62	148.13	0.51	3.37

TR-07-20	345.64	34.86	35.12	0.26	60.60
		39.62	40.25	0.63	12.80
		47.18	47.93	0.75	10.42
		49.57	50.8	1.23	4.10
		121.22	121.62	0.40	4.19
		125.70	127.51	1.81	4.08
		128.58	131.34	2.76	7.72	Ben Vein
		132.40	132.62	0.22	4.75
		134.11	134.72	0.61	4.40
		139.78	139.98	0.20	17.90
		142.07	142.37	0.30	7.74
		155.41	155.95	0.54	3.09
		319.74	320.34	0.60	43.20
		323.05	323.27	0.22	15.95

TR-07-21	246.43	39.84	40.04	0.20	7.48
		95.71	96.00	0.29	3.54
		120.55	120.77	0.22	4.12
		155.49	156.65	1.16	12.22
		158.65	159.40	0.75	3.12
		176.32	177.00	0.68	3.50	Ben Vein

TR-07-22	184.1	74.37	74.64	0.27	13.80
		107.12	107.60	0.48	14.81
		122.45	122.75	0.30	8.75
		134.35	134.87	0.52	4.00
		137.60	138.38	0.78	14.51
		155.45	155.94	0.49	61.07	Ben Vein
		158.53	158.76	0.23	3.10

TR-07-23	200.41	66.97	67.17	0.20	4.71
		107.14	107.75	0.61	3.78
		123.66	123.96	0.30	3.41
		173.64	176.63	2.99	4.57	Ben Vein

TR-07-24	250.85	124.12	124.36	0.24	5.02
		161.47	161.85	0.38	4.82
		198.51	198.74	0.23	3.42
		199.44	200.10	0.66	9.20	Ben Vein
		201.00	201.47	0.47	4.19
		236.12	236.46	0.34	8.16

TR-07-25	194.77	112.90	113.88	0.98	3.71
		162.15	163.04	0.89	25.33	Ben Vein
		170.55	171.00	0.45	12.02
		175.16	175.36	0.20	3.68

TR-07-26	98.76	52.62	53.05	0.43	18.39
		62.01	63.72	1.71	20.72	Ben Vein
		78.74	78.94	0.20	72.30

TR-07-27		99.77	102.25	2.48	28.14	Ben Vein
		103.00	103.34	0.34	3.87
		126.36	126.66	0.30	15.95

TR-07-28	131.37	109.51	109.73	0.22	11.45
		111.07	113.23	2.16	16.74	Ben Vein
		114.31	114.51	0.20	3.73
		118.11	119.12	1.01	7.68
		140.99	141.29	0.30	12.30

TR-07-29	176.94	23.33	24.00	0.67	6.76	Ice
		132.75	135.17	2.42	9.53

TR-07-30	185.93	3.96	4.46	0.50	4.47	Ice
		8.47	8.91	0.44	9.51
		10.65	15.7	5.05	3.92
		140.82	142.45	1.63	3.68
		158.95	160.17	1.22	3.30

TR-07-31	179.22	61.11	61.41	0.30	3.97
		133.65	134.9	1.25	3.30
		136.15	136.4	0.25	3.23
		137.15	139.9	2.75	8.40	Ben Vein
		141.65	142.4	0.75	29.67
		153.9	154.1	0.20	14.15
		156.67	157.88	1.21	4.23
		61.11	61.41	0.30	3.97
		133.65	134.9	1.25	3.30

12.0

Sampling Method and Approach

12.1

Past Sampling

All soil, stream sediment, rock, and drill samples were collected according to AGA in-house sampling protocols for geochemical sampling.  The author has reviewed these as well as AGA security procedures and has verified that they meet or exceed standard industry practices.  The author did not collect any soil samples for verification purposes.

Core material was collected at the drill site and placed in core boxes under the supervision of an experienced geologist.  It was logged for rock type, alteration, structure, and with detailed descriptions.  The author has examined the core logs from 10 of the holes and core from several of the holes and can verify the reliability of the logging.  Altered, veined, or otherwise mineralized core was sawed in half and one half sent for analysis.  The other half is kept onsite, except significant gold mineralized intervals are kept at ITH’s core storage facility in Fairbanks and were examined in the course of the site visit.

All AGA geochemical samples were secured and shipped to Fairbanks according to AGA protocols for sample preparation (drying, crushing, sieving, and pulverizing) at Alaska Assay Laboratories Inc.  Sample splits (300-500g for rock material; -80 mesh for soil samples) were then sent to ALS Chemex in Vancouver for analysis.  Analytical methods used were standard 50g fire assay with AA finish and multi-element ICP-MS.  These are standard analytical packages for the exploration industry and are performed to a high standard.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  ALS Chemex is accredited by the Standards Council of Canada, NATA (Australia) and is an ISO 17025 accredited company.

12.2

Current Sampling

ITH has prospected the Terra area thoroughly with collection of 861 rock samples.  These samples along with previous sampling define the gold-bearing veins and vein zones tested with drilling.  Sampling procedures used by AGA and described in the previous section have been adopted and continued through this program with the exception that both sample preparation and analytical work were done by ALS Chemex for 2006 and 2007 samples.  In an effort to address potential nugget affect issues that can arise with free gold in veins, the fire assay method has been changed from 50g fire assay with AA finish to screen fire assay for quartz vein material.  This change ought to produce more reliable results for gold content.

13.0

Sample Preparation, Analyses and Security

13.1

Past Procedures

Soil and drill samples obtained in 2005 were subject to AGA’s in-house methodology and Quality Assurance Quality Control (QAQC) protocols.  Samples were prepared by Alaska Assay Laboratories, Inc. and analyzed by ALS Chemex by means of their standard 50g fire assay with normal AA finish or gravimetric finish for higher grade samples and multi-element ICP-MS.

Sampling campaigns were subject to insertion of blanks approximately every 25 samples, standards every 25 samples, as well duplicate samples from pulp splits and coarse reject splits, sample repeats approximately every 20 samples.  Results of AGA’s QAQC program have been reviewed by the author.  In the course of the program, there was an out of range error rate in the blanks and standards of ~3%.  Each case was examined closely and surrounding samples reanalyzed. Overall, AGA has been conscientious in their QAQC program and the author concludes that sampling and analytical work is accurate and reliable.

13.2

Current Procedures

ITH has continued with the QAQC protocol of AGA and increased the number of control samples (blanks and standards) to 1 in 10.  Duplicate splits of drill samples are prepared for every 20 samples.  Gold is analyzed by screen fire assay for quartz vein samples, a procedure appropriate for high grade gold samples.    Because the screen fire assay is 1kg, the sample length was reduced so that the original sample weight was approximately 1 kg.  In wall rock areas, standard 50g fire assay methods are used for the gold analysis.  Samples were weighed by ITH before shipping, by the laboratory when received and logged in, and then the coarse reject material is re-weighed by the laboratory after the sample aliquot has been removed for pulverization.  This tracking of samples enables constant verification of quality throughout the analytical process.

All drill samples were also submitted for multi-element ICP-MS analyses using a 4 acid digestion technique.  Geochemical data has been worked by ITH to understand geochemical signature of veins and gold mineralization.  Silver and As correlate strongly with gold mineralization (Figure 9).

14.0

Data Verification

Field and drill core observations made by the author during the site visit are consistent with the style of mineralization and alteration reported in the material provided by AGA and ITH.  Outcrop exposures and slope talus were examined and found to be consistent with existing geological maps.

As a check, four samples of vein material were collected (3 outcrop, 1 float) (Figure 8).  These samples were crushed, split, pulverized and assayed with a 50 g fire-assay AA and gravimetric finish method by ALS Chemex in Reno, Nevada.  The samples contain high grade gold values (e.g. 960 g/t Au; Table 3) and are consistent with the findings of the AGA and ITH exploration programs.

The author has not verified all sample types (soil, stream sediment) or material reported.  To the best of the author’s knowledge, AGA has been diligent in their sampling procedures and efforts to maintain accurate and reliable results.

The 2006-2007 drill database has been reviewed by the author and appears to be in good order and consistent with the geology and anticipated geochemical characteristics of this type of mineralization.  Data was also reviewed by Mr. Gary Giroux as part of the resource estimation process.

TABLE 3

Check Samples Collected by the First Author

Sample ID	Assay (ppm)	Comments
T1	960	Channel sample across vein – Ben zone
T2	17.5	Chip across vein – SD zone
T3	260	Chip across vein – SD zone
T4	15.6	Select grab of float among talus- source unknown

15.0

Adjacent Properties

There are no known adjacent properties, but Geoinformatics, an Australian junior has been actively exploring the Whistler project approximately 60 km to the northeast, an area initially staked and explored by Kenncott.  In a recent press release, they report the definition of a multi-million ounce resource in a porphyry copper-gold system there.  ITH was also involved in the exploration of a series of high-grade veins approximately 40 km to the northeast of Terra on the South Estelle Property which ITH had under option from Hidefield Gold.  The veins at South Estelle are quartz-sulfide veins and are quite distinct from the banded veins at Terra.

16.0

Mineral Processing and Metallurgical Testing

ITH has not undertaken any mineral processing or metallurgical tests.  However, AGA undertook an initial gold characterization study prepared by SGS Mineral Services, Lakefield, Ontario (SGS, 2006).  Sample number DC123679 from drill hole TR 05-12, 190.65 – 191.11 was crushed to liberate gold for examination.  Gold fineness ranges from 630-780 and 98.6% of the gold reported to the gravity concentrate with 79% partitioning into a gold concentrate and 10% reporting to a sulphide concentrate. The balance reported to middling and tails. The report concluded that gravity would be the best method to recover gold from this material.   This information is based on a small sample set but provides some initial information.

17.0

Mineral Resource and Mineral Reserve Estimates

17.1

Introduction

ITH commissioned Mr. G. Giroux of Giroux Consultants Ltd to prepare an initial resource estimate on the Ben Vein based on drilling through the end of the 2007 field season (Giroux Consultants Ltd, 2007). This is the first resource estimation that has been undertaken for the property and serves as a guide for evaluating the potential of Ben’s Vein specifically and the greater Terra project in general.

ITH provided Mr Giroux with their drill database consisting of data from 32 drill holes and 3633 assays from these holes.  Of these holes, 20 intersected the Ben Vein and other adjacent mineralized zones. Other drill holes targeted and intersected other mineralized veins (Ice, SD, and Fish Creek).

17.2

Resource Estimation Procedures

A resource calculation is based on estimating the most likely gold value of blocks within a modeled solid.  In this case the solid is a representation of the Ben Vein.  Blocks for a block model are determined based on geologic parameters and variograms calculated from the data provided from drill hole samples.  The variogram is a graphical representation of the probability of a given value occurring at a distance h from a data point which is a drill hole or surface sample.  Based on this, blocks in the block model are assigned values.  The value of each block is accumulated at various cutoffs to estimate tons and grade of a resource.

17.2.1

Modeling

A 3D wire frame solid model of the Ben Vein was prepared for ITH by Mr Carl Schaefer of Northern Associates, Inc.  The solid was created from E-W drill cross sections and is based on the logged intercepts of Ben’s Vein.  Software validations indicate a closed and valid solid for this model (Figure 14).

Gold composites of drill hole assays were calculated using a 3 g/t Au cutoff.  Intervals up to 1.5m wide with gold values less than the cutoff grade were allowed as part of the composite provided the interval could be carried by surrounding values that maintained a > 3g/t Au grade for the entire composite.  A second validated wire-frame 3D solid was created from the composites.

GPS surveyed collar locations along with the vein and composite solids were rectified to the USGS Lime Hills D2 30m DEM which is used for topographic base map for the Terra project and serves as the top boundary for the models.

This model adequately constrains the higher grade mineralization of the Ben Vein, but does not include lower grade material surrounding the vein and outside the shell.  For this reason, a process similar to the one described above was used to outline a 1 g/t Au shell around and including the Ben Vein material (Figure 15).  This shell gives larger volume and lower grades.  The drill hole assays were tagged if they were inside the interpreted the Ben Vein and also if they were within the larger 1 g/t Au shell.  The statistics for gold and silver for these two shells is shown in Table 4.

TABLE 4

Statistics for gold and silver assays

3 g/t composites

	Within the Ben Vein		Inside the 1 g/t Au Shell
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number	102	102	193	193
Mean	17.04	38.46	10.09	22.54
Standard Deviation	27.90	104.46	21.57	77.86
Minimum Value	0.66	0.88	0.040	0.38
Maximum Value	195.00	789.00	195.00	789.00
Coefficient of Variation	1.64	2.72	2.14	3.45

The grade distributions for gold and silver were examined both inside and outside the Ben Vein to determine if capping was required and if so, at what level.  All distributions were positively skewed.  Lognormal cumulative frequency plots for gold and silver show multiple overlapping lognormal populations.  For gold and silver values within the Ben Vein, the highest population was considered erratic.  A cap level of 2 standard deviations above the mean of the second highest population was selected in each case.  For gold values 3 assays were capped at 82 g/t and for silver 3 assays were capped at 267 g/t.  Capping reduces the mean grade in all cases but more importantly reduces the standard deviations and brings the coefficients of variation down to reasonable levels (Tables_4 and 5).

Table 5

Statistics for capped gold and silver assays

3 g/t composites

	Within the Ben Vein		Inside the 1 g/t Au Shell
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number	102	102	193	193
Mean	15.53	29.74	9.29	17.93
Standard Deviation	21.00	57.64	16.64	44.05
Minimum Value	0.66	0.88	0.040	0.38
Maximum Value	82.00	267.00	82.00	267.00
Coefficient of Variation	1.35	1.94	1.79	2.45

Drill holes were compared to the interpreted mineralized vein and the larger 1 g/t Au shell and points at which the holes entered and left the solids were recorded.  Uniform downhole 1 m composites were formed to honor the solid boundaries.  Intervals at the solid boundaries less than 0.5 m were combined with adjoining samples to produce a uniform support of 1± 0.5 m.  The composite statistics are summarized in Table 6.

TABLE 6

Statistics for gold and silver assays

1 m Composites

	Within the Ben Vein		Inside the 1 g/t Au Shell
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number	37	37	68	68
Mean	15.68	31.57	9.21	17.68
Standard Deviation	14.23	47.68	11.85	34.31
Minimum Value	1.71	1.29	0.112	0.547
Maximum Value	59.73	193.46	59.73	193.46
Coefficient of Variation	0.91	1.51	1.29	1.94

17.2.2

Variography

Pairwise relative semivariograms were produced for gold and silver in the three principal vein directions:

-

along strike 171o  Dip 0o,

-

down dip 261o  Dip -70o ,

-

across dip 81o  Dip -20o.

Due to the amount of data available within the vein structure, these semivariograms are limited in number of pairs present at any given lag spacing and as a result are difficult to interpret.  The increased number of data points in waste produced more meaningful semivariograms with slightly more variance.  A geometric anisotropy was demonstrated for both gold and silver within both vein and shell material.  The model parameters are summarized in Table 7 with the semivariograms shown in Appendix 2.

TABLE 7

Summary of semivariogram parameters

Zone	Variable	Az.	Dip	Co	C1	C2	Short Range (m)	Long Range (m)
Ben’s Vein	Au	171	0	0.20	0.30		40
		261	-70	0.20	0.30		80
		81	-20	0.20	0.30		10
	Ag	171	0	0.30	0.50		60
		261	-70	0.30	0.50		60
		81	-20	0.30	0.50		10
1 g/t Au Shell	Au	171	0	0.40	0.50		40
		261	-70	0.40	0.50		80
		81	-20	0.40	0.50		10
	Ag	171	0	0.30	0.65		80
		261	-70	0.30	0.65		60
		81	-20	0.30	0.65		10

17.2.3

Bulk Density

ALS Chemex completed 16 specific gravity determinations on core from the project area; 6 from the host diorite unit and 10 from the mineralized vein material.  The results are summarized in Table 8.

Material within Ben’s Vein was given a density of 2.66, the average of the vein samples while material outside the vein was assigned a density of 2.80, the average of diorite samples.  Blocks containing both were assigned a weighted average.

17.2.4

Block Model

A block model with blocks 5 m E-W, 10 m N-S and 10 m vertical was superimposed over the vein solid.  The block model origin was as follows:

Lower Left Corner

462550 E

Column size 5 m

60 columns

6848550 N

Row size 10 m

50 rows

Top of Model

1470

Level size 10 m

43 levels

No Rotation

Each block was compared to the topographic surface and mineralized solid and the percentage of the block below topography and inside the solid was recorded.  An example section is shown in Figure 12.  Drill holes from 25m on either side of the section are shown as well as estimated blocks from this section.

TABLE 8

Summary of Specific Gravity Determinations

SampleID	SG	Hole	From (M)	To (M)	LithCode	Lith Desc.
DC148027	2.81	TR-06-16	122.3	122.4	diorite	diorite
DC148029	2.78	TR-05-10	101.9	102.0	diorite	diorite
DC148030	2.76	TR-05-07	23.2	23.3	diorite	diorite
DC148034	2.80	TR-07-17	436.0	436.2	diorite	diorite-hrln vnlts
DC148036	2.82	TR-05-11	107.2	107.3	diorite	diorite
DC148037	2.80	TR-07-27	98.4	98.5	diorite	diorite, v.trace vnlts
	2.80				diorite Average
DC148025	2.76	TR-05-03	31.9	32.0	vein	~50/50 vn+slate clast breccia
DC148026	2.61	TR-06-16	120.6	120.7	vein	q.vn-banded
DC148028	2.64	TR-05-10	103.5	103.6	vein	qtz, banded
DC148031	2.61	TR-07-26	18.9	19.0	vein	mottled vn
DC148032	2.66	TR-07-26	19.2	19.2	vein	diorite clast(25%), vn breccia
DC148033	2.63	TR-07-17	423.5	423.7	vein	mottled qtz
DC148035	2.63	TR-05-11	108.3	108.4	vein	mottled qtz
DC148038	2.65	TR-07-27	100.0	100.1	vein	banded qtz
DC148039	2.70	TR-07-29			vein	vn bxa 40%qtz -last 4cm of DC136877
DC148040	2.75	TR-07-29			vein	diorite w/hrln vnlts -last 4cm of DC126761
	2.66				vein Average

17.2.5

Grade Interpolation

Gold and silver grades were interpolated into blocks by ordinary kriging.  Kriging was first attempted on all blocks with some percentage inside the mineralized solid (Ben’s Vein).  The kriging exercise was completed in a series of passes with an elliptical search oriented along the three principal directions of anisotropy.  The dimensions of the search ellipse were determined by the range of the semivariogram in these three directions.  The first pass looked for a minimum of 4 composites within a search ellipse with dimensions equal to ¼ the semivariogram range.  If the minimum 4 composites were not found the block was not estimated.  For those blocks not estimated, a second pass using dimensions equal to ½ the semivariogram range was completed.  Again a minimum 4 composites were required to estimate a block.  A third pass using the entire range and a forth pass using twice the range followed.  Finally a fifth pass using twice the range but only requiring 2 composites was completed.  In all cases if more than 12 composites were found in any search, the closest 12 were used.

A similar exercise was completed for all estimated blocks with some percentage inside the 1 g/t shell.  It is stressed that this estimate contains all the Ben Vein material estimated above.  For this kriging run only composites outside the mineralized solid were used.  Again 4 passes were attempted using a similar strategy.  A weighted average grade was calculated for each block straddling the vein solid boundary.

The kriging parameters are summarized in Table 9.

TABLE 9

Summary of Kriging Parameters

Zone	Variable	Pass	Number Estimated	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)
Ben’s Vein	Au	1	3	171/0	10	81/-20	2.5	261/-70	20
		2	50	171/0	20	81/-20	5	261/-70	40
		3	408	171/0	40	81/-20	10	261/-70	80
		4	824	171/0	80	81/-20	20	261/-70	160
		5	362	171/0	80	81/-20	20	261/-70	160
	Ag	1	5	171/0	15	81/-20	2.5	261/-70	15
		2	51	171/0	30	81/-20	5	261/-70	30
		3	458	171/0	60	81/-20	10	261/-70	60
		4	831	171/0	120	81/-20	20	261/-70	160
		5	302	171/0	120	81/-20	20	261/-70	160
1 g/t Au Shell	Au	1	22	171/0	10	81/-20	2.5	261/-70	20
		2	183	171/0	20	81/-20	5	261/-70	40
		3	583	171/0	40	81/-20	10	261/-70	80
		4	1,298	171/0	80	81/-20	20	261/-70	160
	Ag	1	36	171/0	20	81/-20	2.5	261/-70	15
		2	270	171/0	40	81/-20	5	261/-70	30
		3	795	171/0	80	81/-20	10	261/-70	60
		4	985	171/0	160	81/-20	20	261/-70	120

17.3

Resource Statement

Drill hole logging has established geologic continuity of Ben’s Vein within the diorite host rock.  With only 20 drill holes intersecting the vein, there is insufficient information to classify this resource as anything but Inferred.

The results are presented as two grade-tonnage Tables.  The first assumes one could mine to the limits of the vein boundaries and includes no external dilution (Table 10).  The second tabulation (Table 11) looks at mining to the limits of the 1.0 g/t Au shell or envelope around Ben’s Vein.  Both the higher grade Ben’s Vein material and the lower grade envelope material are included in this tabulation.

TABLE 10

Inferred Resource Within Ben Vein

Au Cutoff	Tonnes > Cutoff	Grade > Cutoff		Contained Metal
(g/t)	(tonnes)	Au (g/t),	Ag (g/t)	Au (ozs)	Ag (ozs)
5.00	266,000	17.15	34.77	147,000	297,000
6.00	262,000	17.31	34.94	146,000	294,000
7.00	258,000	17.47	35.19	145,000	292,000
8.00	255,000	17.60	35.47	144,000	291,000
9.00	251,000	17.72	35.73	143,000	288,000
10.00	237,000	18.20	36.62	139,000	279,000

TABLE 11

Inferred Resource Within 1.0 g/t Au Shell

Au Cutoff	Tonnes > Cutoff	Grade > Cutoff		Contained Metal
(g/t)	(tonnes)	Au (g/t),	Ag (g/t)	Au (ozs)	Ag (ozs)
5.00	428,000	12.20	23.11	168,000	318,000
6.00	402,000	12.64	24.02	163,000	310,000
7.00	383,000	12.95	24.72	159,000	304,000
8.00	364,000	13.22	25.33	155,000	296,000
9.00	335,000	13.63	26.50	147,000	285,000
10.00	292,000	14.22	27.97	134,000	263,000

An example cross section is shown as Figure 12.  Drill holes from 25 m on either side of section are shown as well as estimated blocks from this section.

17.4

Mineral Resource Classification

Mineral Resources for the Terra project are classified as an Inferred Resource according to the CIM Standards on Mineral Resources and Reserves – Definitions and Guidelines (December 2005).  An Inferred Mineral Resource is defined as follows:

Inferred Mineral Resource

“An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, workings and drill holes.”

“Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration.  Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure.  Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.”

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

The author is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant issues that could potentially affect this estimate of mineral resources.  Mineral reserves can only be estimated based on the results of an economic evaluation generally as part of a preliminary feasibility or feasibility study.  As such, no reserves have been estimated at this stage.

18.0

Other Relevant Data and Information

No additional information or explanation is known by the author to be necessary to make the technical report understandable and not misleading.

19.0

Interpretation and Conclusions

The Terra property is situated in a relatively under-explored part of Alaska.  High-grade bonanza gold veins have been discovered in spatial association with intrusive rocks similar in age and composition to those that host other intrusion-related gold deposits of Alaska.  Drill evaluation of these veins indicates strike and dip continuity of the vein and gold content over distances up to 350m and 250 m respectively.  Samples of these veins contain high-grade gold up to several hundred ppm (960 ppm [>30 opt Au] in the author’s check sample).  Other smaller veins with lower gold content (~1-3 g/t) were intersected in drill holes also.

An initial resource estimation on the drill-tested portion of the Ben Vein shows the vein open to the north and at depth.  The vein appears to pinch out to the south.  An initial resource estimate of mineralization in the Ben Vein indicates the presence of an Inferred Resource on the order of   168,000 ounces of gold plus 318,000 ounces of silver in 428,000 tons grading 12.2 g/t Au at a 5 g/t Au cutoff.  This estimate does not include evaluation of mineralization in adjacent veins, some of which also contain significant high grade mineralization.  Nor does it include mineralization inferred to occur, but untested, to the north and at depth.

Three other areas have been identified with reconnaissance sampling and surface review.  Samples and drill intercepts of veins (Fish Creek, Ice, SD) all contain gold mineralization and suggest that there is opportunity for additional new discoveries.  North Fish Creek and Breese’s target areas have been downgraded; North Fish Creek because mineralization appears to be different to the rest of Terra veins and not of a type that is a priority for ITH; and Breese’s because gold mineralization is cryptic and access to the presumed source of the mineralized float is problematic being high in a cliff face.

The author concludes from the observations and work completed to date that Terra is the site of bonanza gold vein mineralization and possible other styles of mineralization (Breese’s and North Fish Creek).  The high grade vein gold mineralization has only partially been tested and shows geologic and mineralized continuity for the portion tested.  Further drilling will be required to identify the full extent of individual veins and the potential scope of mineralization.

20.0

Recommendations

20.1

Recommended Exploration Program

Exploration of the Terra property is at a relatively early stage.  Identification of the number and extent of bonanza veins along with demonstration of their continuity will be key aspects of continued exploration.

ITH proposes to continue drilling the northern strike and down–dip extension of the Ben Vein as well as develop drill plans for the other veins in the trend1. The identification of and map positioning of vein segments by using differential GPS ought to help map out those segments for better definition of continuity along individual veins particularly for Fish Creek and SD veins. This type of information along with structural analyses will provide a basis for follow-up drilling in these areas where a number of very high grade veins were encountered in 2005.

It is recommended that ITH undertake its proposed exploration of the Terra property.  The work program should include drilling, sampling, mapping, and structural analysis.  The aim of exploration should be to 1) test the extent of known vein mineralization through drilling, mapping, and structural analysis; and 2) characterize mineralization in veins surrounding specific outcropping veins such as the Ben Vein; and 3) continue to conduct reconnaissance mapping, sampling, and prospecting throughout the property.  Drilling should endeavor to increase inferred resources and convert existing resources to the indicated or measured category.

Identification of faults and, possible offset directions will likely play a key role in understanding the vein-intrusive-host rock relations and developing a predictive model for identifying the location and orientation of veins.  Structural elements derived from fold-thrust deformation will likely produce the primary architecture.  Overprinted features of subsequent deformation are likely to control the location of intrusions and the veins they host.

Prospecting, mapping, and sampling, should attempt to locate the source of anomalous surface samples and characterize that mineralization.

20.2

Budget  for 2008

In 2008 ITH will be focusing its exploration program on resource definition drilling at the Livengood Project. As a consequence the Terra Project will conduct only care and maintenance operations. However, ITH is actively seeking a partner to participate in the exploration at Terra so the camp and diamond drills will remain on site in case such a partnership is formed.

21.0

References

Allen, M.S., 1990, Gold anomalies and newly identified old occurrences in the Lime Hills quadrangle, Alaska, and their association with the Hartman sequence plutons: in Goldfarb RJ, Nash JT, Stoesser JW (eds.): U.S. Geological Survey Bulletin 1950, p. F1-F16.

Brooks, A.H., 1911, The Mount McKinley region, Alaska, with descriptions of the igneous rocks and of the Bonnefield and Kantishna districts: in Prindle LM (ed.), U.S. Geological Survey Professional Paper 70, 234 p.

Capps, S.R., 1935 The southern Alaska Range: U.S. Geological Survey Bulletin 862, 101 p.

Giroux Consultants Ltd., 2008, Resource Estimation for Ben’s Vein, Terra Project Alaska, Confidential consultants report prepared for ITH, 25pp.

Goldfarb, R.J., 1997, Metallogenic evolution of Alaska, in Mineral Deposits of Alaska, Goldfarb, R.J., and Miller, L.D. ed.  Economic Geology Monograph 9, p. 4-34.

Jones, D.L., Silberling NJ, Coney, P.J., Plafker, G., 1984, Lithotectonic terrane map of Alaska west of the 141st meridian: in Silberling NJ, Jones DL (eds.), Lithotectonic terrane maps of the North American Cordillera: U.S. Geological Survey Open-File Report 84-523, p. A1-A12.

Lanphere, M.A., and Reed, B.L., 1985, The McKinley sequence of granitic rocks-A key element in the accretionary history of southern Alaska: Journal of Geophysical Research, v. 90, p. 11413-11430.

McCoy, D., Newberry, R.J., Layer, P., Cimarchi, J.J., Baccke, A., Masterman, J.S., and Minehane, D.L., 1997, Plutonic-related gold deposits of interior Alaska, in Mineral Deposits of Alaska, Goldfarb, R., and Miller, L., eds., Economic Geology, Monograph 9, pp. 191-241.

Plafker, G. and Berg, H.C., 1994, Overview of the geology and tectonic evolution of Alaska: in Plafker G, Berg HC (eds.), The Geology of Alaska, Geological Society of America, v. G-1, p. 989-1021.

Reed, B.L. and Lanphere, M.A., 1969, Age and chemistry of Mesozoic and Tertiary plutonic rocks in south-central Alaska: Geological Society of America Bulletin, v. 80, p. 23-44.

Reed, B.L. and Lanphere, M.A., 1972, Generalized geologic map of the Alaska-Aleutian Range batholith showing potassium-argon ages of plutonic rocks: U.S. Geological Survey Miscellaneous Field Studies Map MF-372, 2 sheets.

Reed, B.L. and Lanphere, M.A., 1973, Alaska-Aleutian batholith-Geochronology, chemistry, and relation to circum-Pacific plutonism: Geological Society of America Bulletin, v. 84, p. 2583-2610.

SGS, 2006, A mineralogical description of gold occurrences within two exploration sample composites, consultants report to AngloGold Ashanti Corp.,  96 pp.

22.0

Illustrations

Figure 1.  Location map showing the location of the Terra project.

6855000 mN
470000 mE
FISH
FISH CREEK 1
FISH CREEK 2
FISH CREEK 3
FISH CREEK 4
FISH CREEK 5
HARTMAN
N
0
1
2
miles

Terra Claim Boundary
199 claims total

AngloGold Ashanti (USA) Exploration Claims (172 total)
Porterffield Claims (5 total)
TalonGold is operator for both groups.

TalonGold Alaska Inc. Claims (22 total)

Figure 2.  Location map showing the outline of the Terra claim block, the individual claims and the claim names.  The claims under lease from Ben Porterfield are also shown and labeled as Fish Creek 1-5.

Figure 3. Digital elevation model (DEM) of the Terra region showing the project land position (blue outline), the Porterfield claims (red rectangles), and prospects (red diamonds).  “North Fish Creek” lies in the upper left corner north of the valley.  It is not shown here because the area has been downgraded among ITH’s current priority prospects.

Figure 4.  Photos of the Terra Project setting.  A)  View of the Terra Property from the east.  The ridge that hosts the Terra veins is indicated with a red arrow.  B) Aerial view of the Terra camp in Fish Creek Valley looking southwest.  C) View northeast of the landing strip at the Terra camp.   D)  Aerial view to the southeast of the Terra ridgeline with veins.  The drill/landing pad shown in E is identified with a red arrow.  Magenta line in photo is outcrop of SD zone veins.  E) Helicopter at SD timbered drill pad.  F)  Aerial view looking ~east to the ridge east of Breece’s.  Tight folds (yellow) and faults (red) demonstrate fold-thrust patterning characteristic of this area and the Kahiltna Terrane.  G).  View looking uphill along the SD main vein.  The author’s T3 sample contains 260 g/t Au and is from the vein in the foreground of this photo.  Sample T2 is from this line of vein but up the hill out of view.  All photos by the author.

Figure 5.  Terrane map showing the location of Alaskan geologic terranes including the Kahiltna Terrane (KH) which hosts the Terra prospect and the location of the Terra property (red star).  The heavy black line to the north of the Terra property is the Denali Fault.  Splays and parallel lesser faults probably underlie Fish Creek valley immediately north of the Terra veins.  After Goldfarb, 1997.

Figure 6.  Regional geology of the Terra region showing the Kahiltna terrane (blue), and Hartman and Tired Pup plutonic suites (red).  Red star indicates the location of the Terra veins.  The north-south ridge is the one seen in Figure 3a.  Fine lines form 1 km UTM grid.  Red box indicates the map area shown in Figure 7.

Fish Vein
SD Vein
Bens Vein
ICE Vein
0
2
4
kilometers
Feldspar Porphyry
Hartman Monzonite/Diorite
Kahiltna Shale
Tired Pup Pluton Granite/Monzonite

Figure 7.  Local geology and location map showing vein locations and principle rock types.

Figure 8.  Photos of geologic features of the Terra Property.  A) Gold-bearing quartz vein showing banding typical of high-grade veins.  B) Photomicrograph showing relict dog-tooth quartz texture  C) Example of peripheral veins with lower-grade gold content (e.g. 1-3 g/t Au).  Note the very narrow alteration envelope around the margin of the vein.  D) Visible gold along a zone within a banded quartz vein.  Arrows indicate location of some of the grains. E) Exposed portion of the Ben vein.  The author’s check sample (960 g/t Au) was collected across the vein in the foreground. F) Examples of Breese’s breccia talus.  Note quartz vein and rock fragments set in brown Fe-carbonate matrix.  G) Exposed breccia zone in steep slope at Breese’s as viewed from the helicopter.  The large central clast is about the size of a small utility truck.  All photos except B and D by the author.

Figure 9. Correlation coefficient matrix diagram for banded quartz, mottled quartz, and quartz only veins.  Gold correlates most strongly with arsenic and silver.

Figure 10.  Geochemical sample data for Au, Ag, As, and Cu show broad anomalous values beyond the diorite and also show anomalous values along strike to the south from known diorite (red) and down slope along strike to the north.  Grid lines are 1 mile sections.

Figure 11.  Geologic map (Terra diorite in orange pattern) of the Bens area showing the location of high-grade banded and mottled quartz veins, vein samples, and the surface projection of drill holes

Figure 12.  Cross sections show drill holes and intercepts of Ben’s Vein and adjacent mineralization.

Figure 13.  Long section looking east in the plane of Bens Vein showing contoured grade-thickness product (g/t Au x meters).

Figure 14.   Subsurface view looking upwards and to the northeast at the modeled 3D solid for the Ben Vein.  Fine lines are drill hole traces.

Figure 15.  Subsurface view looking upwards and to the northeast at the 1.0 g/t Au shell.  Fine lines are drill hole traces

GARY H. GIROUX P.Eng., MASc.

Consent and Certificate

of Professional (Qualified Person)

British Columbia Securities Commission Pacific Centre 12th Floor, 701 West Georgia Street Vancouver, British Columbia CANADA V7Y 1L2 Attention: Corporate Finance	The TSX Venture Exchange Suite 2700 – 650 West Georgia Street Vancouver, British Columbia CANADA V6B 4N9 Attention: Corporate Finance
Alberta Securities Commission 4 th Floor, 300 – 5th Avenue S.W. Calgary, Alberta CANADA T2P 3C4 Attention: Corporate Finance	International Tower Hill Mines Ltd. Suite 1901 – 1177 West Hastings Street Vancouver, British Columbia CANADA V6E 2K3

Re:  International Tower Hill Mines Ltd. (the “Issuer”)

I, Gary H. Giroux, P.Eng. (B.C.), MASc., of 982 Broadview Drive, North Vancouver, British Columbia, Canada V7H 2G1, have prepared, and am the author of, Section 17 of the report entitled “Summary Report on the Terra Gold Project, McGrath District, Alaska” dated February 1, 2008 (the “Report”).

1.

I hereby consent to:

(a)

the public filing of the Report on SEDAR and in the public files of the Securities Commissions of British Columbia and Alberta and with the TSX Venture Exchange;

(b)

the use of and reliance upon the Report in connection with the disclosure in the Issuer’s Press Release dated February 7, 2008 and Material Change Report dated February 7, 2008 (collectively, the “Disclosures”) and for any and all required regulatory filings, acceptances or approvals in connection with the use of, and reference to, the Mineral Resource Estimate for the “Terra” Property, Alaska as set out in the Report (including any subsequent press releases and material change reports; and

(c)

the inclusion of extracts from, or a summary of, the Report in the Disclosures.

2.

I hereby consent to the use of my name “Gary H. Giroux”, and to the use of the name of “Giroux Consultants Ltd.”, a private geological consulting firm, of which I am a Principal, in the Disclosures and in any subsequent press releases or material change reports in reference to the Report.

3.

I hereby certify that I have read the Disclosures and that the Disclosures fairly and accurately represent the information contained in the Report.

Dated this 14th day of February, 2008

(signed) Gary Giroux

Gary H. Giroux, P.Eng., MASc.

PAUL D. KLIPFEL Ph.D, CPG

Consent and Certificate

of Professional (Qualified Person)

British Columbia Securities Commission Pacific Centre 12th Floor, 701 West Georgia Street Vancouver, British Columbia CANADA V7Y 1L2 Attention: Corporate Finance	The TSX Venture Exchange Suite 2700 – 650 West Georgia Street Vancouver, British Columbia CANADA V6B 4N9 Attention: Corporate Finance
Alberta Securities Commission 4 th Floor, 300 – 5th Avenue S.W. Calgary, Alberta CANADA T2P 3C4 Attention: Corporate Finance	International Tower Hill Mines Ltd. Suite 1901 – 1177 West Hastings Street Vancouver, British Columbia CANADA V6E 2K3

Re:  International Tower Hill Mines Ltd. (the “Issuer”)

I, Paul D. Klipfel, Ph.D, CPG (AIPG) #10821, of 4889 Sierra Pine Drive, Reno, Nevada, U.S.A. 89519, have prepared, and am the author of, all sections and/or parts of the report entitled “Summary Report on the Terra Gold Project, McGrath District, Alaska” dated February 1, 2008 (the “Report”), other than section 17 thereof.

1.

I hereby consent to:

(a)

the public filing of the Report on SEDAR and in the public files of the Securities Commissions of British Columbia and Alberta and with the TSX Venture Exchange;

(b)

the use of and reliance upon the Report in connection with the disclosure in the Issuer’s Press Release dated February 7, 2008 and Material Change Report dated February 7, 2008 (collectively, the “Disclosures”) and for any and all required regulatory filings, acceptances or approvals in connection with the use of, and reference to, the Mineral Resource Estimate for the “Terra” Property, Alaska as set out in the Report (including any subsequent press releases and material change reports; and

(c)

the inclusion of extracts from, or a summary of, the Report in the Disclosures.

2.

I hereby consent to the use of my name “Paul D. Klipfel”, and to the use of the name of “Mineral Resource Services Inc.”, a private geological consulting firm, of which I am the President, in the Disclosures and in any subsequent press releases or material change reports in reference to the Report.

3.

I hereby certify that I have read the Disclosures and that the Disclosures fairly and accurately represent the information contained in the Report.

Dated this 14th day of February, 2008

(signed)  Paul Klipfel

Paul D. Klipfel, Ph.D, CPG (AIPG) #10821.

Appendix 1:  Claim Information

Terra Projects 199 State of Alaska claims are held by; AngloGold Ashanti (172 claims), Ben Porterfield (5 claims) and TalonGold Alaska Inc (22 claims).  TalonGold Alaska Inc. is the operator of the 12,863 hectares.

Owner	File Number	Claim Name	Date Acquired	MTRS Location
State Claims - Joint Venture
Anglogold Ashanti (Usa) Expl. Inc.	645778	TX 01	9-Aug-2004	S020N025W36
Anglogold Ashanti (Usa) Expl. Inc.	645779	TX 02	9-Aug-2004	S019N025W01
Anglogold Ashanti (Usa) Expl. Inc.	645780	TX 03	9-Aug-2004	S019N025W01
Anglogold Ashanti (Usa) Expl. Inc.	645781	TX 04	9-Aug-2004	S019N025W12
Anglogold Ashanti (Usa) Expl. Inc.	645782	TX 05	9-Aug-2004	S019N025W12
Anglogold Ashanti (Usa) Expl. Inc.	645783	TX 06	9-Aug-2004	S020N024W30
Anglogold Ashanti (Usa) Expl. Inc.	645784	TX 07	9-Aug-2004	S019N024W06
Anglogold Ashanti (Usa) Expl. Inc.	645785	TX 08	9-Aug-2004	S019N024W07
Anglogold Ashanti (Usa) Expl. Inc.	645786	TX 09	9-Aug-2004	S019N024W07
Anglogold Ashanti (Usa) Expl. Inc.	645787	TX 10	9-Aug-2004	S019N024W18
Anglogold Ashanti (Usa) Expl. Inc.	645788	TX 11	9-Aug-2004	S020N024W30
Anglogold Ashanti (Usa) Expl. Inc.	645789	TX 12	9-Aug-2004	S020N024W31
Anglogold Ashanti (Usa) Expl. Inc.	645790	TX 13	9-Aug-2004	S020N024W31
Anglogold Ashanti (Usa) Expl. Inc.	645791	TX 14	9-Aug-2004	S019N024W06
Anglogold Ashanti (Usa) Expl. Inc.	645792	TX 15	9-Aug-2004	S019N024W06
Anglogold Ashanti (Usa) Expl. Inc.	645793	TX 16	9-Aug-2004	S019N024W07
Anglogold Ashanti (Usa) Expl. Inc.	645794	TX 17	9-Aug-2004	S019N024W07
Anglogold Ashanti (Usa) Expl. Inc.	645795	TX 18	9-Aug-2004	S019N024W18
Anglogold Ashanti (Usa) Expl. Inc.	645796	TX 19	9-Aug-2004	S020N024W32
Anglogold Ashanti (Usa) Expl. Inc.	645797	TX 20	9-Aug-2004	S019N024W05
Anglogold Ashanti (Usa) Expl. Inc.	645798	TX 21	9-Aug-2004	S019N024W05
Anglogold Ashanti (Usa) Expl. Inc.	645799	TX 22	9-Aug-2004	S019N024W08
Anglogold Ashanti (Usa) Expl. Inc.	645800	TX 23	9-Aug-2004	S019N024W05
Anglogold Ashanti (Usa) Expl. Inc.	645801	TX 24	9-Aug-2004	S019N024W05
Anglogold Ashanti (Usa) Expl. Inc.	645802	TX 25	9-Aug-2004	S019N024W08
Anglogold Ashanti (Usa) Expl. Inc.	645803	TX 26	9-Aug-2004	S019N024W08
Anglogold Ashanti (Usa) Expl. Inc.	645804	TX 27	9-Aug-2004	S019N024W17
Anglogold Ashanti (Usa) Expl. Inc.	648390	TX 28	8-Mar-2005	S020N024W29
Anglogold Ashanti (Usa) Expl. Inc.	648391	TX 29	5-Mar-2005	S020N024W30
Anglogold Ashanti (Usa) Expl. Inc.	648392	TX 30	8-Mar-2005	S020N025W36
Anglogold Ashanti (Usa) Expl. Inc.	649367	TX-31	13-Apr-2005	S020N025W15
Anglogold Ashanti (Usa) Expl. Inc.	649368	TX-32	13-Apr-2005	S020N025W14
Anglogold Ashanti (Usa) Expl. Inc.	649369	TX-33	13-Apr-2005	S020N025W14
Anglogold Ashanti (Usa) Expl. Inc.	649370	TX-34	13-Apr-2005	S020N025W13
Anglogold Ashanti (Usa) Expl. Inc.	649371	TX-35	13-Apr-2005	S020N025W13
Anglogold Ashanti (Usa) Expl. Inc.	649372	TX-36	13-Apr-2005	S020N024W18
Anglogold Ashanti (Usa) Expl. Inc.	649373	TX-37	13-Apr-2005	S020N024W18
Anglogold Ashanti (Usa) Expl. Inc.	649374	TX-38	13-Apr-2005	S020N025W15
Anglogold Ashanti (Usa) Expl. Inc.	649375	TX-39	13-Apr-2005	S020N025W14
Anglogold Ashanti (Usa) Expl. Inc.	649376	TX-40	13-Apr-2005	S020N025W14
Anglogold Ashanti (Usa) Expl. Inc.	649377	TX-41	13-Apr-2005	S020N025W13
Anglogold Ashanti (Usa) Expl. Inc.	649378	TX-42	13-Apr-2005	S020N025W13
Anglogold Ashanti (Usa) Expl. Inc.	649379	TX-43	13-Apr-2005	S020N024W18
Anglogold Ashanti (Usa) Expl. Inc.	649380	TX-44	13-Apr-2005	S020N024W18
Anglogold Ashanti (Usa) Expl. Inc.	649381	TX-45	13-Apr-2005	S020N025W22
Anglogold Ashanti (Usa) Expl. Inc.	649382	TX-46	13-Apr-2005	S020N025W23
Anglogold Ashanti (Usa) Expl. Inc.	649383	TX-47	13-Apr-2005	S020N025W23
Anglogold Ashanti (Usa) Expl. Inc.	649384	TX-48	13-Apr-2005	S020N025W24
Anglogold Ashanti (Usa) Expl. Inc.	649385	TX-49	13-Apr-2005	S020N025W24
Anglogold Ashanti (Usa) Expl. Inc.	649386	TX-50	13-Apr-2005	S020N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649387	TX-51	13-Apr-2005	S020N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649388	TX-52	13-Apr-2005	S020N025W22
Anglogold Ashanti (Usa) Expl. Inc.	649389	TX-53	13-Apr-2005	S020N025W23
Anglogold Ashanti (Usa) Expl. Inc.	649390	TX-54	13-Apr-2005	S020N025W23
Anglogold Ashanti (Usa) Expl. Inc.	649391	TX-55	13-Apr-2005	S020N025W24
Anglogold Ashanti (Usa) Expl. Inc.	649392	TX-56	13-Apr-2005	S020N025W24
Anglogold Ashanti (Usa) Expl. Inc.	649393	TX-57	13-Apr-2005	S020N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649394	TX-58	13-Apr-2005	S020N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649395	TX-59	13-Apr-2005	S020N025W27
Anglogold Ashanti (Usa) Expl. Inc.	649396	TX-60	13-Apr-2005	S020N025W26
Anglogold Ashanti (Usa) Expl. Inc.	649397	TX-61	13-Apr-2005	S020N025W26
Anglogold Ashanti (Usa) Expl. Inc.	649398	TX-62	13-Apr-2005	S020N025W25
Anglogold Ashanti (Usa) Expl. Inc.	649399	TX-63	13-Apr-2005	S020N025W25
Anglogold Ashanti (Usa) Expl. Inc.	649400	TX-64	13-Apr-2005	S020N024W30
Anglogold Ashanti (Usa) Expl. Inc.	649401	TX-65	13-Apr-2005	S020N025W27
Anglogold Ashanti (Usa) Expl. Inc.	649402	TX-66	13-Apr-2005	S020N025W26
Anglogold Ashanti (Usa) Expl. Inc.	649403	TX-67	13-Apr-2005	S020N025W26
Anglogold Ashanti (Usa) Expl. Inc.	649404	TX-68	13-Apr-2005	S020N025W25
Anglogold Ashanti (Usa) Expl. Inc.	649405	TX-69	13-Apr-2005	S020N025W25
Anglogold Ashanti (Usa) Expl. Inc.	649406	TX-70	13-Apr-2005	S020N025W35
Anglogold Ashanti (Usa) Expl. Inc.	649407	TX-71	13-Apr-2005	S020N025W35
Anglogold Ashanti (Usa) Expl. Inc.	649408	TX-72	13-Apr-2005	S020N025W36
Anglogold Ashanti (Usa) Expl. Inc.	649409	TX-73	13-Apr-2005	S020N025W35
Anglogold Ashanti (Usa) Expl. Inc.	649410	TX-74	13-Apr-2005	S020N025W35
Anglogold Ashanti (Usa) Expl. Inc.	649411	TX-75	13-Apr-2005	S020N025W36
Anglogold Ashanti (Usa) Expl. Inc.	649412	TX-76	13-Apr-2005	S020N024W29
Anglogold Ashanti (Usa) Expl. Inc.	649413	TX-77	13-Apr-2005	S020N024W29
Anglogold Ashanti (Usa) Expl. Inc.	649414	TX-78	13-Apr-2005	S020N024W29
Anglogold Ashanti (Usa) Expl. Inc.	649415	TX-79	13-Apr-2005	S020N024W28
Anglogold Ashanti (Usa) Expl. Inc.	649416	TX-80	13-Apr-2005	S020N024W28
Anglogold Ashanti (Usa) Expl. Inc.	649417	TX-81	13-Apr-2005	S020N024W27
Anglogold Ashanti (Usa) Expl. Inc.	649418	TX-82	13-Apr-2005	S020N024W27
Anglogold Ashanti (Usa) Expl. Inc.	649419	TX-83	13-Apr-2005	S020N024W32
Anglogold Ashanti (Usa) Expl. Inc.	649420	TX-84	13-Apr-2005	S020N024W32
Anglogold Ashanti (Usa) Expl. Inc.	649421	TX-85	13-Apr-2005	S020N024W33
Anglogold Ashanti (Usa) Expl. Inc.	649422	TX-86	13-Apr-2005	S020N024W33
Anglogold Ashanti (Usa) Expl. Inc.	649423	TX-87	13-Apr-2005	S020N024W34
Anglogold Ashanti (Usa) Expl. Inc.	649424	TX-88	13-Apr-2005	S020N024W34
Anglogold Ashanti (Usa) Expl. Inc.	649425	TX-89	13-Apr-2005	S020N024W32
Anglogold Ashanti (Usa) Expl. Inc.	649426	TX-90	13-Apr-2005	S020N024W33
Anglogold Ashanti (Usa) Expl. Inc.	649427	TX-91	13-Apr-2005	S020N024W33
Anglogold Ashanti (Usa) Expl. Inc.	649428	TX-92	13-Apr-2005	S020N024W34
Anglogold Ashanti (Usa) Expl. Inc.	649429	TX-93	13-Apr-2005	S020N024W34
Anglogold Ashanti (Usa) Expl. Inc.	649430	TX-94	13-Apr-2005	S019N024W04
Anglogold Ashanti (Usa) Expl. Inc.	649431	TX-95	13-Apr-2005	S019N024W04
Anglogold Ashanti (Usa) Expl. Inc.	649432	TX-96	13-Apr-2005	S019N024W03
Anglogold Ashanti (Usa) Expl. Inc.	649433	TX-97	13-Apr-2005	S019N024W03
Anglogold Ashanti (Usa) Expl. Inc.	649434	TX-98	13-Apr-2005	S019N024W04
Anglogold Ashanti (Usa) Expl. Inc.	649435	TX-99	13-Apr-2005	S019N024W04
Anglogold Ashanti (Usa) Expl. Inc.	649436	TX-100	13-Apr-2005	S019N024W03
Anglogold Ashanti (Usa) Expl. Inc.	649437	TX-101	13-Apr-2005	S019N024W03
Anglogold Ashanti (Usa) Expl. Inc.	649438	TX-102	13-Apr-2005	S019N024W09
Anglogold Ashanti (Usa) Expl. Inc.	649439	TX-103	13-Apr-2005	S019N024W09
Anglogold Ashanti (Usa) Expl. Inc.	649440	TX-104	13-Apr-2005	S019N024W10
Anglogold Ashanti (Usa) Expl. Inc.	649441	TX-105	13-Apr-2005	S019N024W10
Anglogold Ashanti (Usa) Expl. Inc.	649442	TX-106	13-Apr-2005	S019N024W09
Anglogold Ashanti (Usa) Expl. Inc.	649443	TX-107	13-Apr-2005	S019N024W09
Anglogold Ashanti (Usa) Expl. Inc.	649444	TX-108	13-Apr-2005	S019N024W10
Anglogold Ashanti (Usa) Expl. Inc.	649445	TX-109	13-Apr-2005	S019N024W10
Anglogold Ashanti (Usa) Expl. Inc.	649446	TX-110	13-Apr-2005	S019N024W16
Anglogold Ashanti (Usa) Expl. Inc.	649447	TX-111	13-Apr-2005	S019N024W16
Anglogold Ashanti (Usa) Expl. Inc.	649448	TX-112	13-Apr-2005	S019N024W15
Anglogold Ashanti (Usa) Expl. Inc.	649449	TX-113	13-Apr-2005	S019N024W15
Anglogold Ashanti (Usa) Expl. Inc.	649450	TX-114	13-Apr-2005	S019N024W18
Anglogold Ashanti (Usa) Expl. Inc.	649451	TX-115	13-Apr-2005	S019N024W18
Anglogold Ashanti (Usa) Expl. Inc.	649452	TX-116	13-Apr-2005	S019N024W17
Anglogold Ashanti (Usa) Expl. Inc.	649453	TX-117	13-Apr-2005	S019N024W17
Anglogold Ashanti (Usa) Expl. Inc.	649454	TX-118	13-Apr-2005	S019N024W16
Anglogold Ashanti (Usa) Expl. Inc.	649455	TX-119	13-Apr-2005	S019N024W16
Anglogold Ashanti (Usa) Expl. Inc.	649456	TX-120	13-Apr-2005	S019N024W15
Anglogold Ashanti (Usa) Expl. Inc.	649457	TX-121	13-Apr-2005	S019N024W15
Anglogold Ashanti (Usa) Expl. Inc.	649458	TX-122	13-Apr-2005	S019N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649459	TX-123	13-Apr-2005	S019N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649460	TX-124	13-Apr-2005	S019N024W20
Anglogold Ashanti (Usa) Expl. Inc.	649461	TX-125	13-Apr-2005	S019N024W20
Anglogold Ashanti (Usa) Expl. Inc.	649462	TX-126	13-Apr-2005	S019N024W21
Anglogold Ashanti (Usa) Expl. Inc.	649463	TX-127	13-Apr-2005	S019N024W21
Anglogold Ashanti (Usa) Expl. Inc.	649464	TX-128	13-Apr-2005	S019N024W22
Anglogold Ashanti (Usa) Expl. Inc.	649465	TX-129	13-Apr-2005	S019N024W22
Anglogold Ashanti (Usa) Expl. Inc.	649466	TX-130	13-Apr-2005	S019N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649467	TX-131	13-Apr-2005	S019N024W19
Anglogold Ashanti (Usa) Expl. Inc.	649468	TX-132	13-Apr-2005	S019N024W20
Anglogold Ashanti (Usa) Expl. Inc.	649469	TX-133	13-Apr-2005	S019N024W20
Anglogold Ashanti (Usa) Expl. Inc.	649470	TX-134	13-Apr-2005	S019N024W21
Anglogold Ashanti (Usa) Expl. Inc.	649471	TX-135	13-Apr-2005	S019N024W21
Anglogold Ashanti (Usa) Expl. Inc.	649472	TX-136	13-Apr-2005	S019N024W22
Anglogold Ashanti (Usa) Expl. Inc.	649473	TX-137	13-Apr-2005	S019N024W22
Anglogold Ashanti (Usa) Expl. Inc.	649474	TX-138	13-Apr-2005	S019N024W28
Anglogold Ashanti (Usa) Expl. Inc.	649475	TX-139	13-Apr-2005	S019N024W28
Anglogold Ashanti (Usa) Expl. Inc.	649476	TX-140	13-Apr-2005	S019N024W27
Anglogold Ashanti (Usa) Expl. Inc.	649477	TX-141	13-Apr-2005	S019N024W27
Anglogold Ashanti (Usa) Expl. Inc.	651073	TR-142	3-Oct-2005	S019N024W30
Anglogold Ashanti (Usa) Expl. Inc.	651074	TR-143	3-Oct-2005	S019N024W30
Anglogold Ashanti (Usa) Expl. Inc.	651075	TR-144	3-Oct-2005	S019N024W29
Anglogold Ashanti (Usa) Expl. Inc.	651076	TR-145	3-Oct-2005	S019N024W29
Anglogold Ashanti (Usa) Expl. Inc.	651077	TR-146	3-Oct-2005	S019N024W30
Anglogold Ashanti (Usa) Expl. Inc.	651078	TR-147	3-Oct-2005	S019N024W30
Anglogold Ashanti (Usa) Expl. Inc.	651079	TR-148	3-Oct-2005	S019N024W29
Anglogold Ashanti (Usa) Expl. Inc.	651080	TR-149	3-Oct-2005	S019N024W29
Anglogold Ashanti (Usa) Expl. Inc.	651081	TR-150	3-Oct-2005	S020N024W20
Anglogold Ashanti (Usa) Expl. Inc.	651082	TR-151	3-Oct-2005	S021N024W20
Anglogold Ashanti (Usa) Expl. Inc.	651083	TR-152	3-Oct-2005	S022N024W21
Anglogold Ashanti (Usa) Expl. Inc.	651084	TR-153	3-Oct-2005	S023N024W21
Anglogold Ashanti (Usa) Expl. Inc.	651085	TR-154	3-Oct-2005	S020N024W22
Anglogold Ashanti (Usa) Expl. Inc.	651086	TR-155	3-Oct-2005	S020N024W22
Anglogold Ashanti (Usa) Expl. Inc.	651087	TR-156	3-Oct-2005	S020N024W23
Anglogold Ashanti (Usa) Expl. Inc.	651088	TR-157	3-Oct-2005	S020N024W20
Anglogold Ashanti (Usa) Expl. Inc.	651089	TR-158	3-Oct-2005	S020N024W20
Anglogold Ashanti (Usa) Expl. Inc.	651090	TR-159	3-Oct-2005	S020N024W21
Anglogold Ashanti (Usa) Expl. Inc.	651091	TR-160	3-Oct-2005	S020N024W21
Anglogold Ashanti (Usa) Expl. Inc.	651092	TR-161	3-Oct-2005	S020N024W22
Anglogold Ashanti (Usa) Expl. Inc.	651093	TR-162	3-Oct-2005	S020N024W22
Anglogold Ashanti (Usa) Expl. Inc.	651094	TR-163	3-Oct-2005	S020N024W23
Anglogold Ashanti (Usa) Expl. Inc.	651095	TR-164	3-Oct-2005	S020N024W28
Anglogold Ashanti (Usa) Expl. Inc.	651096	TR-165	3-Oct-2005	S020N024W28
Anglogold Ashanti (Usa) Expl. Inc.	651097	TR-166	3-Oct-2005	S020N024W27
Anglogold Ashanti (Usa) Expl. Inc.	651098	TR-167	3-Oct-2005	S020N024W27
Anglogold Ashanti (Usa) Expl. Inc.	651099	TR-168	3-Oct-2005	S020N024W26
Anglogold Ashanti (Usa) Expl. Inc.	651100	TR-169	3-Oct-2005	S020N024W26
Anglogold Ashanti (Usa) Expl. Inc.	651101	TR-170	3-Oct-2005	S020N024W35
Anglogold Ashanti (Usa) Expl. Inc.	651102	TR-171	3-Oct-2005	S020N024W35
Anglogold Ashanti (Usa) Expl. Inc.	651103	TR-172	3-Oct-2005	S019N024W02
Mineral Lease under Joint Venture
Ben Porterfield	648383	Fish Creek 1	22-Mar-2005	S020N024W31
Ben Porterfield	648384	Fish Creek 2	22-Mar-2005	S020N024W31
Ben Porterfield	648385	Fish Creek 3	22-Mar-2005	S019N024W06
Ben Porterfield	648386	Fish Creek 4	22-Mar-2005	S019N024W17
Ben Porterfield	648387	Fish Creek 5	22-Mar-2005	S019N024W08
State Claims 100% ITH
Talon Gold Alaska Inc	655924	TRW-1	17-Oct-2006	S019N025W24
Talon Gold Alaska Inc	655925	TRW-2	17-Oct-2006	S019N025W24
Talon Gold Alaska Inc	655926	TRW-3	17-Oct-2006	S019N025W24
Talon Gold Alaska Inc	655927	TRW-4	17-Oct-2006	S019N025W24
Talon Gold Alaska Inc	655928	TRW-5	17-Oct-2006	S019N025W13
Talon Gold Alaska Inc	655929	TRW-6	17-Oct-2006	S019N025W13
Talon Gold Alaska Inc	655930	TRW-7	17-Oct-2006	S019N025W13
Talon Gold Alaska Inc	655931	TRW-8	17-Oct-2006	S019N025W13
Talon Gold Alaska Inc	655932	TRW-9	17-Oct-2006	S019N025W11
Talon Gold Alaska Inc	655933	TRW-10	17-Oct-2006	S019N025W12
Talon Gold Alaska Inc	655934	TRW-11	17-Oct-2006	S019N025W11
Talon Gold Alaska Inc	655935	TRW-12	17-Oct-2006	S019N025W12
Talon Gold Alaska Inc	655936	TRW-13	17-Oct-2006	S019N025W03
Talon Gold Alaska Inc	655937	TRW-14	17-Oct-2006	S019N025W02
Talon Gold Alaska Inc	655938	TRW-15	17-Oct-2006	S019N025W02
Talon Gold Alaska Inc	655939	TRW-16	17-Oct-2006	S019N025W01
Talon Gold Alaska Inc	655940	TRW-17	17-Oct-2006	S019N025W03
Talon Gold Alaska Inc	655941	TRW-18	17-Oct-2006	S019N025W02
Talon Gold Alaska Inc	655942	TRW-19	17-Oct-2006	S019N025W02
Talon Gold Alaska Inc	655943	TRW-20	17-Oct-2006	S019N025W01
Talon Gold Alaska Inc	655944	TRW-21	17-Oct-2006	S020N025W34
Talon Gold Alaska Inc	655945	TRW-22	17-Oct-2006	S020N025W34

APPENDIX 2:  LIST OF DRILL HOLES PROVIDED FOR RESOURCE ESTIMATION

(Those used in Estimate are highlighted)

HOLE	EASTING	NORTHING	ELEVATION	LENGTH
TR-05-01	462710.30	6848803.50	1337.70	90.83
TR-05-02	462710.30	6848803.50	1337.70	50.60
TR-05-03	462760.10	6848712.00	1386.10	52.73
TR-05-04	462630.90	6848740.60	1285.60	144.48
TR-05-05	462726.10	6849611.40	1364.00	94.79
TR-05-06	462726.10	6849611.40	1364.00	101.50
TR-05-07	462900.20	6850188.40	1083.90	204.06
TR-05-08	462900.20	6850188.40	1083.90	200.86
TR-05-09	462900.20	6850188.40	1083.90	152.40
TR-05-10	462900.20	6850188.40	1083.90	140.82
TR-05-11	462630.90	6848740.60	1285.60	128.02
TR-05-12	462630.90	6848740.60	1285.60	199.34
TR-06-13	462576.50	6848935.10	1253.30	15.85
TR-06-14	462576.50	6848935.10	1253.30	17.68
TR-06-15	462959.00	6849443.00	1533.80	99.67
TR-06-16	462576.50	6848935.10	1253.30	360.43
TR-06-17	462576.50	6848935.10	1253.30	283.16
TR-07-18	462576.50	6848935.10	1253.30	312.12
TR-07-19	462629.20	6848651.60	1299.20	187.30
TR-07-20	462576.50	6848935.10	1253.30	345.64
TR-07-21	462629.20	6848651.60	1299.20	246.43
TR-07-22	462576.50	6848935.10	1253.30	184.10
TR-07-23	462576.50	6848935.10	1253.30	200.41
TR-07-24	462556.90	6848671.40	1263.40	250.85
TR-07-25	462630.90	6848740.60	1285.60	194.77
TR-07-26	462645.90	6848914.20	1293.20	98.76
TR-07-27	462645.90	6848914.20	1293.20	131.37
TR-07-28	462645.90	6848914.20	1293.20	146.30
TR-07-29	464327.00	6845730.00	1829.00	176.94
TR-07-30	464327.00	6845730.00	1829.00	185.93
TR-07-31	462630.90	6848740.60	1285.60	179.22
TR-07-32	464327.00	6845730.00	1829.00	33.83

APPENDIX 3  SEMIVARIOGRAMS

C0 = .300
C1 = .500
A = 60.0
Number of Pairs
Gamma (h) /Mean Squared
2.00
1.60
1.20
.80
.40
.00
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN AG - AZ 171 DIP 0

C0 = .300
C1 = .500
A = 60.0
Number of Pairs
10 4 7 10 4 4 14 2 8 1
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)
BEN VEIN AG - AZ 261 DIP -70

CO = .200
C1 = .300
A = 40.0
Number of Pairs
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN AU - AZ 171 DIP 0

C0 = .200
C1 = .300
A = 80.0
Number of Pairs
10 4 7 10 4 4 14 2 8 1
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN AU - AZ 261 DIP -70

C0 = .180
C1 = .620
C2 = .400
A1 = 30.0
A2 = 40.0
Number of Pairs
149
1499
3765
5093
7274
8400
9854
12329
26921
30228
23558
24688
21517
28727
36495
50241
56539
68322
107603
130839
122487
81343
52283
38542
52926
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN WASTE AG - AZ 171 DIP 0

C0 = .180
C1 = .620
C2 = .400
A1 = 30.0
A2 = 60.0
Number of Pairs
1175
3602
3637
3680
3719
5469
7308
10069
11900
12638
11161
8169
6281
5821
4523
4058
4083
3555
3276
3209
2815
2314
1870
1789
1615
1398
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN WASTE AG - AZ 261 DIP -70

C0 = .180

C1 = .620

C2 = .400

A1 = 20.0

A2 = 24.0

Number of Pairs
590
3631
6553
8005
10194
12111
14916
22468
28691
24276
20284
17387
15960
12779
10698
10334
10033
9310
8716
8338
8029
7745
7469
7064
6447
5809
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN WASTE AG - AZ 81 DIP -20

C0 = .200
C1 = .600
C2 = .420
A1 = 30.0
A2 = 50.0
Number of Pairs
149 1499 3765 5093 7274 8400 9854 12329 26921 30228 23558 24688 21517 28727 36496 50241 56538 68322 107603 130838 122487 81343 52283 38542 52826
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN WASTE AU - AZ 171 DIP 0

C0 = .200

C1 = .600

C2 = .420

A1 = 30.0

A2 = 54.0

Number of Pairs
1175
3602
3637
3680
3719
5469
7309
10069
11900
12638
11161
8169
6281
5821
4523
4059
4083
3665
3276
3209
2815
2314
1870
1789
1615
1398
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN WASTE AU - AZ 261 DIP -70

C0 = .200

C1 = .600

C2 = .420

A1 = 20.0

A2 = 26.0

Number of Pairs
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

BEN VEIN WASTE AU - AZ 81 DIP -20

Footnotes

1 ITH is currently seeking a partner to participate in conducting exploration at Terra.  The work proposed here is intended to be undertaken by a partner.